UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 4, 2022	(March 1, 2022)
Date of Report (Date of earliest event reported)

GREIF INC.
(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road	Delaware	Ohio	43015
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (740) 549-6000
Not Applicable
(Former name or former address, if changed since last report.)

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	GEF	New York Stock Exchange
Class B Common Stock	GEF-B	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations
Item 1.01.    Entry into a Material Definitive Agreement
New Credit Agreement
On March 1, 2022, Greif, Inc. (the “Company”), Greif Packaging LLC, Greif International Holding B.V., and Greif Beheer B.V., as borrowers, entered into the second amended and restated senior secured credit agreement (the “New Credit Agreement”) with a syndicate of financial institutions, as lenders, Wells Fargo Securities, LLC, JPMorgan Chase Bank, National Association, BOFA Securities, Inc., MUFG Bank, LTD., U.S. Bank National Association and TD Bank, N.A. as joint lead arrangers and joint bookrunners, and CoBank, ACB as the term loan A-2 lead arranger, and JPMorgan Chase Bank, National Association, as administrative agent for the lenders. The New Credit Agreement replaces in its entirety the Prior Credit Agreement (as defined in Item 1.02 below).
The New Credit Agreement provides for (a) an $800.0 million secured revolving credit facility, consisting of a $725.0 million multicurrency facility and a $75.0 million U.S. dollar facility, maturing on March 1, 2027, (b) a $1,100 million secured term loan A-1 facility with quarterly principal installments commencing on July 31, 2022 and continuing through January 31, 2027, with any outstanding principal balance of such term loan A-1 facility being due and payable on maturity on March 1, 2027, and (c) a $515.0 million secured term loan A-2 facility with quarterly principal installments commencing on July 31, 2022 and continuing through January 31, 2027, with any outstanding principal balance of such term loan A-2 being due and payable on maturity on March 1, 2027. The term loan A-2 facility reflects the combination of the outstanding balances of the secured term A-2 and A-3 loans under the Prior Credit Agreement. In addition, the borrowers have an option to add to the New Credit Agreement, with the agreement of the lenders, an aggregate of the sum of (A) $800.0 million, plus (B) the aggregate amount of all voluntary prepayments of term loans and voluntary permanent commitment reductions of the revolving credit facility made prior to or simultaneously with the incurrence of new incremental commitments, plus (C) such additional amounts to the extent the Company maintains a secured leverage ratio of 3.00 to 1.00 or less on a pro forma basis after giving effect to such incremental commitments.
The Company used the borrowings under the New Credit Agreement on March 1, 2022, to redeem the Company’s $500.0 million Senior Notes due 2027 and to repay and refinance all of the outstanding borrowings under the Prior Credit Agreement, and will use the borrowings thereunder to fund ongoing working capital and capital expenditure needs and for general corporate purposes, including acquisitions, and to pay related fees and expenses. Interest is based on SOFR plus a credit spread adjustment, EURIBOR or a base rate that resets periodically plus, in each case, a calculated margin amount that is based on the Company’s leverage ratio. The New Credit Agreement also includes a sustainability component whereby the applicable margin can decrease upon the Company’s achievement of certain sustainability performance metrics specified in the New Credit Agreement , or can decrease if the level of achievement declines.
The New Credit Agreement contains certain covenants, which include financial covenants that require the Company to maintain a certain leverage ratio and an interest coverage ratio. The leverage ratio generally requires that at the end of any fiscal quarter the Company will not permit the ratio of (a) its total consolidated indebtedness (less the aggregate amount of Company’s unrestricted cash and cash equivalents), to (b) its consolidated net income plus depreciation, depletion and amortization, interest expense (including capitalized interest), income taxes, and minus certain extraordinary gains and non-recurring gains (or plus certain extraordinary losses and non-recurring losses) and plus or minus certain other items for the preceding twelve months

(“EBITDA”) to be greater than 4.00 to 1; provided that such leverage ratio is subject to (i) a covenant step-up (as defined in the New Credit Agreement) increase adjustment of 0.50 upon the consummation of, and the following three fiscal quarters after, certain specified acquisitions and (ii) a collateral release decrease adjustment of 0.25x during any collateral release period (as defined in the New Credit Agreement). The interest coverage ratio generally requires that at the end of any fiscal quarter the Company will not permit the ratio of (a) consolidated EBITDA, to (b) the consolidated interest expense to the extent paid or payable, to be less than 3.00 to 1, during the applicable preceding twelve month period.
The New Credit Agreement contains restrictive covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness or issue certain preferred stock; pay dividends, redeem stock or make other distributions; make certain investments; create restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company; create certain liens; transfer or sell certain assets; merge or consolidate; enter into certain transactions with the Company’s affiliates; and designate subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications as more fully described in the New Credit Agreement.
The repayment of this facility is secured by a security interest in the personal property of the Company and certain of its United States subsidiaries, including equipment and inventory and certain intangible assets, as well as a pledge of the capital stock of substantially all of the Company’s United States subsidiaries and will be secured, in part, by the capital stock of certain non-U.S. borrowers. However, in the event that the Company receives and maintains an investment grade rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, the Company may request the release of such collateral.
The New Credit Agreement provides for events of default (subject in certain cases to customary grace and cure periods), which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the New Credit Agreement, defaults in payment of certain other indebtedness and certain events of bankruptcy or insolvency.
This summary of the New Credit Agreement is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which will be filed on or about March 4, 2022, as Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended January 31, 2022.

Item 1.02.    Termination of a Material Definitive Agreement
On February 11, 2019, the Company, Greif Packaging LLC, Greif UK International Holding LTD., Greif International Holding B.V., and Greif Luxembourg Holding S.à.r.l., as borrowers, entered into an amended and restated senior secured credit agreement, as further amended by an Incremental Term Loan Agreement dated November 13, 2020 (collectively, the “Prior Credit Agreement”) with a syndicate of financial institutions, as lenders, Wells Fargo Securities, LLC, JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective affiliates as joint lead arrangers and joint bookrunners, and CoBank, ACB as the term loan A-2 lead arranger, and JPMorgan Chase Bank, National Association, as administrative agent for the lenders. The Prior Credit Agreement was repaid in full and terminated as of March 1, 2022, in connection with the entering into of the New Credit Agreement, as further described in Item 1.01, above.
Section 2 - Financial Information

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet
Arrangement of a Registrant.

The information set forth in Item 1.01, above, is incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.

The information concerning the repayment of the Prior Credit Agreement is set forth in Items 1.01 and 1.02, above, which information is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.01.    Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders (the "Annual Meeting") of the Company was held on March 1, 2022. At the Annual Meeting, the holders of the Company's Class B Common Stock voted on the following proposal and cast their votes as described below.

To elect as directors for one-year terms Vicki L. Avril-Groves, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, John W. McNamara, Robert M. Patterson, Ole G. Rosgaard, Kimberly Scott and Peter G. Watson, the ten persons recommended by the Nominating and Corporate Governance Committee of the Company's Board of Directors.

***	FOR	WITHHELD
Vicki L. Avril-Groves	18,521,500	113,684
Bruce A. Edwards	18,578,823	56,361
Mark A. Emkes	18,612,097	23,087
John F. Finn	18,548,880	86,308
Daniel J. Gunsett	17,471,506	1,163,678
John W. McNamara	18,554,001	81,183
Robert M. Patterson	18,602,157	33,027
Ole G. Rosgaard	18,620,820	14,364
Kimberly Scott	18,627,985	7,199
Peter G. Watson	18,608,390	26,794

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
Item 5.02(d).

On March 1, 2022, at the Company’s Board of Directors meeting held immediately following the Annual Meeting, the Board, in accordance with Article II, Section 2.1 of the Company’s By-Laws, approved a resolution to fix the number of directors of the Company at 11 and elected Karen Morrison as a director to fill the newly created vacancy on the Board. Ms. Morrison is to serve until the Company’s next annual meeting of stockholders and until her successor is elected and qualified.
There were no arrangements or understandings between Ms. Morrison and any other person pursuant to which Ms. Morrison was selected as a director of the Company.
In connection with her election, Ms. Morrison received an equity award under the Company’s 2005 Outside Directors Equity Award Plan, which was identical to the equity awards received by the directors who were elected at the Annual Meeting. Ms. Morrison received 2,469 restricted shares of Class A Common Stock, an amount equal to approximately $135,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 28, 2022 (the last trading day immediately preceding the date of the Annual Meeting). None of these shares of Class A Common Stock are subject to any risk of forfeiture; however, such shares are subject to restrictions on transfer for three years. All of these shares were fully vested on the award date with eligibility to participate in the receipt of all dividends declared on the Company’s shares of Class A Common Stock.
The press release announcing Ms. Morrison’s election as director, along with the election of Kim Scott, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on March 1, 2022 announcing the election of certain individuals to the Board of Directors of Greif, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.
Date: March 4, 2022	By	/s/ Gary R. Martz
Gary R. Martz Executive Vice President